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                                                                      Exhibit 99

[Armstrong logo appears here]

     LANCASTER, PA., November 20--Armstrong World Industries, Inc. (NYSE:ACK), and INTERCO INCORPORATED, St. Louis, jointly announced today that the two companies have signed an agreement under which Armstrong has agreed to sell the stock of its furniture subsidiary, Thomasville Furniture Industries, Inc., to INTERCO (NYSE:ISS).

     While the details of the transaction are not available, the two companies reported that "the total consideration will be in the neighborhood" of $331 million, plus the assumption of about $8 million of Thomasville debt. They also indicated that the sale should be completed by or shortly after the end of this year.

     "The Thomasville organization has been an integral part of Armstrong for more than a quarter-century. We're very proud of the Thomasville people and the position of leadership they have maintained within the furniture industry," said George A. Lorch, Chairman and Chief Executive Officer of Armstrong. "We appreciate the loyalty and support from all the Thomasville people and our customers. We're confident that they are moving from one strong corporate home to another with even greater opportunity for growth. As part of INTERCO, a highly successful company with a long-term commitment to the furniture business, the Thomasville brand will be joining with other premier brand names in the furniture business--Broyhill and Lane.

     "This clearly is win-win for both Armstrong and INTERCO," Lorch continued. "For our part, we will be able to focus even more attention on our core businesses. The cash proceeds will give us the additional financial resources to expand these businesses both internally through capital investments and externally through acquisitions, as well as to actively continue stock repurchases. Above all, it is fully in line with our overriding goal of creating value for shareholders, customers and employees by generating returns that are greater than our cost of capital."

     Armstrong purchased Thomasville in July 1968. Headquartered in Thomasville, N.C., Thomasville and its subsidiaries have approximately 7,000 employees and 28 plants in North Carolina, Virginia, Mississippi and Tennessee. Under both the Thomasville and Armstrong brand names, Thomasville produces high quality wood, upholstered and ready-to-assemble furniture for both residential and commercial markets. In 1994, Thomasville and its subsidiaries recorded sales of approximately $527 million with operating income of nearly $39 million. INTERCO has stated that Fred Starr will continue as President and CEO of Thomasville after the closing of the transaction.

     In its 1994 annual report, INTERCO reported that it had completed the final phase of its transformation from a multi-industry conglomerate to a leading manufacturer focused on the furniture industry. It spoke of "becoming the largest pure residential furniture manufacturing company in the country."

     INTERCO reported 1994 sales of approximately $1.1 billion and operating profit of $102 million (excluding depreciation and amortization relating to fair value adjustments).

     The Thomasville furniture business at Armstrong is one of four industry segments for which Armstrong reports operating results. The others are floor coverings (including resilient flooring and ceramic tile), building products (mainly residential and commercial tile and panel ceiling materials) and industry products (insulation, textile, supplies and gasketing and specialty paper products).